EXHIBIT 99.1

2008 Annual Academic Report

Access. Accountability. Quality. Affordability.

     EXECUTIVE SUMMARY
The first University of Phoenix Academic Annual Report contains a transparent look at a variety of ways in which the University of Phoenix measures itself in relation to its Mission and social agenda of access and inclusion. The Report was created within the framework laid out by the Spellings Report: access, accountability, quality, and affordability.
The University’s role in providing access to higher education has grown over the last thirty-plus years from a degree-completion institution to a comprehensive university offering associate, baccalaureate, graduate, and doctoral degree programs. An institutional culture of assessment has led to a robust internal set of measurements that inform a system of accountability and continuous improvement. Using data from numerous sources, the University reallocates, adjusts, and reinvests its resources to meet the ongoing needs of the students. This reinvestment includes a sophisticated technology infrastructure that both enriches content and enhances delivery.
The Report examines University quality and performance in the context of external measures of success including the Educational Testing Service (ETS) MAPP assessment. Results show that as a group, University of Phoenix students make significant progress in basic content areas from freshman to senior levels. University of Phoenix students often enter their studies with lower scores in the general education areas as compared to more exclusive institutions but perform at levels comparable to seniors at other institutions by the time they graduate.
The University’s role in
providing access to higher
education has grown over the
last thirty-plus years from a
degree-completion institution to
a comprehensive university...
The Report also includes comparative data from the Standardized Assessment of Information Literacy Skills (SAILS). Results in this instance show that University of Phoenix students performed comparably to or better than students at other institutions surveyed.
Because of an open-access admissions policy, a large number of the University of Phoenix students enter the University with a high number of risk factors (as defined by the Department of Education). Despite increased risk factors for completion and lower incoming skills, completion rates for the University are comparable to those reported nationally.
Finally, this Report analyzes the University’s financial accountability. Reinvestment of resources into curriculum and technology is highlighted, as well as the issue of affordability of tuition. As a for-profit University operating in the public sector, it is shown that University of Phoenix actually pays back monies to taxpayers for every student it educates as opposed to the costs accrued to taxpayers by its tax-exempt public and non-profit counterparts in higher education.

     INTRODUCTION AND OVERVIEW
Mission and Social Agenda
University of Phoenix (UPX) was founded on an agenda of social responsibility to provide educational access to underserved populations. This agenda has served the University and its students well, and the doctrines underpinning that agenda have become an integral part of the culture at University of Phoenix.
UPX has been dedicated to a sector of the population that holds great promise for the future of the country — the middle class. Studies1 have shown that a college-educated citizenry is beneficial to the overall health of society. An educated populace results in higher employment rates, better levels of health, and more civic engagement. These factors are all key to the University’s Mission.
Associate Programs

•	Accounting

•	Communications

•	Criminal Justice

•	Elementary Education

•	Financial Services

•	Foundations of Business

•	General Studies

•	Health Care Administration

•	Health Care Administration/ Medical Records

•	Health Care Administration/ Pharmacy Practice
•	Hospitality, Travel and Tourism

•	Human Services Management

•	Information Technology

•	Information Technology/ Computer Support

•	Information Technology/ Networking

•	Information Technology/ Web Design

•	Paraprofessional Education

•	Psychology

•	Sport Management

But providing educational opportunities to all Americans who wish to avail themselves is fraught with challenge. Nationally, approximately half of all incoming freshmen2 require remedial services and 72 percent of all colleges and universities offer remedial coursework.3 University of Phoenix has worked hard to level the playing field for our students. As an open-access university at the undergraduate level, we have been successful in accepting students who might have been denied admission at other institutions, and we have provided them with the opportunity and tools for success.
Baccalaureate Programs

BSB
•	Accounting

•	Administration

•	Communications

•	e-Business

•	Finance

•	Global Business Management
•	Green & Sustainable Enterprise Management

•	Hospitality Management

•	Human Resource Management

•	Information Systems

•	Integrated Supply Chain & Operations Management

•	Management

Baccalaureate Programs cont.

BSB cont.
•	Marketing

•	Organizational Innovation

•	Public Administration

•	Retail Management

•	Small Business Management & Entrepreneurship
BSM
•	Management
BSCOM
•	Communication
BSEd
•	Elementary
BSIT
•	Business Systems Analysis

•	Information System Security

•	Multimedia and Visual Communication

•	Networking and Telecommunications
•	Software Engineering

•	Web Development
BSCJA
•	Criminal Justice Administration
BSOSM
•	Organizational Security & Management
BSHA
•	Health Administration

•	Information Systems

•	Long-Term Care
BSHS
•	Human Services

•	Management
BSN
•	LPN/LVN to BS in Nursing

•	RN to BS in Nursing
BSP
•	Psychology

Over the years, the University’s institutional and academic maturity has led to its evolution from a degree-completion institution to a comprehensive university, incorporating a range of teaching and learning models. The faculty’s focus is on teaching and serving students as interactive learning coaches. Today the University serves more than 300,000 students, has a cadre of more than 20,000 faculty members, and has graduated more than 400,000 alumni.
Graduate Programs

MBA
•	Accounting

•	Global Management

•	Health Care Management

•	Human Resources Management

•	Marketing

•	Public Administration

•	Technology Management
•	MBA (Spanish)

•	Global Management (Spanish)
MSA
•	Accountancy
MHA
•	Gerontology

•	Health Care Education

•	Health Care Informatics

Graduate Programs cont.

MIS
•	Information Systems
MSAJS
•	Administration of Justice & Security
MSP
•	Psychology
MAEd
•	Administration & Supervision

•	Curriculum & Instruction

•	Curriculum & Instruction/ESL

•	Computer Education

•	Mathematics

•	Language Arts

•	Early Childhood

•	Teacher Education/Elementary

•	Teacher Education/Middle Level
•	Teacher Education/Secondary

•	Special Education

•	Adult Education & Training
MSN
•	Education

•	Health Administration

•	Family Nurse Practitioner

•	MBA/Healthcare
MSC
•	Community Counseling

•	Marriage and Family Counseling

•	Marriage and Family Therapy

•	Marriage, Family and Child Therapy

•	Mental Health Counseling

•	School Counseling

Recent market demands and changing demographics, as well as increases in the need for college-educated workers, have led the University to develop new academic offerings in fields with great demand. By offering more than 100 degree programs at the associate, bachelor, master, and doctoral levels in much-desired employment areas (from business and technology to health care and education), the University has become a comprehensive learning institution responding to today’s workplace needs in every sense.
Doctoral Programs

DBA
•	Business Administration
DM
•	Management in Organizational Leadership

•	Management in Organizational Leadership/Information Sys. & Tech.

DHA
•	Health Administration
EdD
•	Educational Leadership

•	Educational Leadership/Curriculum and Instruction

•	Educational Leadership/Educational Technology
PhD
•	Industrial/Organizational Psychology

•	Higher Education Administration

Accreditation/Approvals/Regulations
The University of Phoenix is one of the most scrutinized institutions on the American academic landscape. As a for-profit, publicly traded organization, the parent company Apollo Group, Inc. is subject to the rules, regulations, and reporting requirements of the Securities and Exchange Commission as well as the governance of the Sarbanes-Oxley Act.
The University is approved in 42 states and currently operates 80 campuses and 114 learning centers in 39 states, the District of Columbia, Puerto Rico, two Canadian provinces, and in Mexico and The Netherlands. The University must conform to all state, provincial, and national laws regarding licensed businesses and the regulations of various departments of education and higher education commissions in each distinct locality.
The University of Phoenix holds regional accreditation by the Higher Learning Commission of the North Central Association of Colleges and Schools and has held this accreditation since 1978. In addition to regional accreditation, the University has applied for and been granted programmatic accreditation for several individual academic programs:

Nursing	CCNE (Commission on Collegiate Nursing Education)

Counseling	CACREP (Council for Accreditation of Counseling and Related Educational Programs)

Business	ACBSP (Association of Collegiate Business Schools and Programs)

Education	TEAC (Teacher Education Accreditation Council)

     ACCOUNTABILITY
Assessment and Continuous Improvement
University of Phoenix places significant emphasis on the importance of assessing student learning. What is gleaned from the assessment process provides the roadmap for continuous improvement at the University. The first step in any assessment process is to agree upon and clearly delineate expected outcomes. To ensure that our students can and do achieve the same skill levels as their contemporaries, the University established university-wide Learning Goals. These goals apply to each student in every program at all degree levels and are incorporated into curricula, instruction, and assessment approaches. These Learning Goals help ensure that University of Phoenix graduates possess the qualities former Secretary of Labor Robert Reich noted as requirements for workers in the new economy, “...to think, solve problems, and learn how to apply skills in new contexts.”4
The University’s Learning Goals are as follows:
Professional Competence and Values
Graduates of University of Phoenix will have mastered a specific array of disciplinary knowledge and abilities, and will be able to apply their knowledge immediately in real-world settings. They will demonstrate values and ethics appropriate to their discipline and engage in lifelong learning to improve their professional competence and practice.
Critical Thinking and Problem Solving
Graduates of University of Phoenix will reason clearly and critically. They will be problem solvers, able to identify and evaluate problems, utilize critical thinking skills to recommend and select among alternative solutions, implement solutions and evaluate consequences.
Communication
Graduates of University of Phoenix will communicate verbally and in writing in a clear, concise and correct manner. They will use proper grammar and punctuation. They will analyze the needs and abilities of their audiences, choose from a variety of communication tools, adjust the content of messages, and deliver their messages accordingly.
Information Utilization
Graduates of University of Phoenix will be adept at accessing and utilizing information. They will research issues, gather information from a variety of sources, analyze the plausibility and accuracy of information regardless of source, and utilize information appropriately to address issues or inform action.
Collaboration
Graduates of University of Phoenix will work effectively in diverse groups and teams to achieve tasks. They will be collaborators, able to function well in team settings as both leaders and followers. They will respect diversity and behave in a tolerant manner toward colleagues and those they serve.
The Assessment Process
The University has developed a robust assessment process that comprises an all-encompassing Institutional Quality Improvement System. The purpose of the Institutional Quality Improvement System is to provide evidence that the institution is meeting its mission through continuous assessments based on a comprehensive array of quality control and assurance instruments. A major component of this plan is the assessment of student learning.
The University’s continuous search for the best ways to assure quality control led to the adoption of an Academic Assessment Plan (AAP), designed to demonstrate that our graduates meet programmatic and University Learning Goals. The AAP is comprised of four ongoing and iterative steps. These include:
1.	Preparing an annual assessment plan for academic programs

2.	Preparing an annual assessment result report for academic programs, based on student learning outcomes

3.	Implementing improvements based on assessment results

4.	Monitoring effectiveness of implemented improvements
In order to ensure students are meeting the goals, each college has developed an assessment matrix that outlines specific learning outcomes aligned to the University Learning Goals. Multiple methods have been identified to assess each outcome. Additionally, to ensure the assessments are both reliable and valid, the Department of Learning Assessment employs trained external evaluators who use scoring rubrics that support the evaluation of authentic assessment.
The ingrained culture of assessment at the University provides the administration with the ability to “close the loop.” Taking the information gained through the assessment process, the University is able to appropriately allocate time, resources, and technological expertise to improve the student learning experience and enhance student success.
The ability to fully integrate assessment into University-wide systems, from learning outcomes to student satisfaction, has afforded University of Phoenix a unique opportunity to reinvest resources. This is discussed more fully later in the Report under the section Financial Accountability.
Learning Outcomes
Learning Assessment Alignment Model

     ACCESS: A PHILOSOPHY OF INCLUSION
Our Students
In 2007 the University of Phoenix was listed by the magazine Diverse Issues in Higher Education as having graduated the largest number of underrepresented students in master’s degree programs.
Throughout its history the University has sought to provide access to higher education to underserved populations. The diversity index at the University of Phoenix is well above the national average — expanding the scholarly community and providing greater opportunities for underrepresented populations to advance their personal and professional lives.
In terms of gender, women make up the majority of the student body at the University of Phoenix. The percentage of female-to-male students is slightly higher than the national average.

Our Faculty
The University employs a strong cadre of carefully selected academics as the Core Faculty that oversees curriculum and instruction. The Core Faculty is complemented by a large team of Associate Faculty members with advanced academic degrees and years of experience in the fields in which they teach. Our faculty help students relate to the world of work, help them make connections between theoretical and practical application, and bring immediate relevance to content.
The University currently has a faculty of over 20,000 Associate Faculty and approximately 1,500 Core Faculty members.
University of Phoenix encourages a culture of disciplined inquiry among its faculty and a commitment to keeping themselves professionally up to date. These are important factors necessary to implement all aspects of its Mission. University of Phoenix faculty members are therefore encouraged to be, and are rewarded for being, actively involved in academic and professional scholarly activities.

     QUALITY
The following sets of data represent baseline information that measures the success of University assessment systems internally and compares those results to national norms using third-party, standardized tools. Although this first pass is not perfect in all aspects, it sets a baseline for continued assessment of our systems as gauged by our own systems and comparisons to external norms.
Student Satisfaction Surveys
Recently, institutions of higher education have put additional focus on student satisfaction. Annually Noel-Levitz,5 an educational management company, conducts and publishes the National Student Satisfaction and Priorities Report.6 The report suggests that institutions can use the results to “gauge whether an institution is providing an experience that students deem worthwhile.” Current research supports the link between student perceived value and satisfaction, to retention, motivation, and even student success.7
University of Phoenix regularly conducts student satisfaction surveys and uses the results to allocate resources and to prioritize and implement change within the organization. Following results are examples of the type of assessments regularly conducted.
Student Academic Satisfaction

09/2006 — 08/2007
Student-End-Of-Course Survey	% Satisfaction
Faculty Effectiveness	93%
Educational Effectiveness	90%
Academic Services & Facilities	94%
Curriculum Effectiveness	96%
Financial Services	87%
Student Services Satisfaction

1st Qtr 2007	Average rating
Student Services Satisfaction Survey	“5” = Extremely Satisfied
	AC’s	FC’s	CALL CENTER
Treated like a valued customer	3.96	3.65	4.12
Timely in responding	3.84	3.54	4.31
Knowledgeable about program	3.83	3.59	4.08
Provided useful information	3.82	3.59	4.08
Met advisement needs	3.76	3.51	4.04
Resolved issues	3.75	3.53	3.96
Graduate Satisfaction

09/2006 — 08/2007	Average Rating
End-of-Program Survey	“5” = Strongly Agree
Enrollment counseling	4.17
Academic advising	3.95
Financial aid services/counseling	3.84
Overall quality of instruction	4.30
Availability of faculty outside of class	4.21
Learning team method of learning	3.91
Online library/learning resources	4.33

Alumni Satisfaction

Average Rating
2007 Alumni Survey	“5” = Strongly Agree
Would recommend UPX	4.11
Education met expectations	4.07
UPX offers high quality education	4.12
UPX education is useful in career	4.14
UPX degree comparable to similar	3.82
degrees from other institutions
ETS MAPP
The Educational Testing Service (ETS) is a non-profit organization whose mission is to “advance quality and equity in education for all people worldwide.” 8 ETS administers the MAPP (Measure of Academic Proficiency and Progress) assessment, a test of college-level skills in critical thinking, reading, writing, and mathematics, to undergraduate students. The assessment was developed to assist institutions in the assessment of the outcomes of general education programs to improve the quality of instruction and learning.
ETS defines “college level” skills9 for each of the four areas of assessment as:
Reading questions measure students’ ability to...
•	interpret the meaning of key terms

•	recognize the primary purpose of a passage

•	recognize explicitly presented information

•	make appropriate inferences

•	recognize rhetorical devices
Writing questions measure students’ ability to...
•	recognize the most grammatically correct revision of a clause, sentence, or group of sentences

•	organize units of language for coherence and rhetorical effect

•	recognize and reword figurative language

•	organize elements of writing into larger units of meaning
Critical thinking questions measure students’ ability to...
•	distinguish between rhetoric and argumentation in a piece of non-fiction prose

•	recognize assumptions

•	recognize the best hypothesis to account for information presented

•	infer and interpret a relationship between variables

•	draw valid conclusions based on information presented

Mathematics questions measure students’ ability to...
•	recognize and interpret mathematical terms

•	read and interpret tables and graphs

•	evaluate formulas

•	order and compare large and small numbers

•	interpret ratios, proportions, and percentages

•	read scientific measuring instruments

•	recognize and use equivalent mathematical formulas or expressions
A total of 1,966 University of Phoenix students voluntarily participated in the MAPP assessment. It was administered online.
As shown on the following tables, University of Phoenix students were compared...
•	To groups of students at all participating institutions (more than 230,000 students nationwide)

•	To groups of students at specialized institutions (schools of business and management; law; medicine; engineering and technology; art, music, and design)

•	To undergraduate groups of students at participating master’s or comprehensive colleges and universities

•	To Seniors* in the same institutional categories

•	To Freshmen* in the same institutional categories

•	To students within the University of Phoenix: Freshmen to Seniors
*University of Phoenix Freshmen are defined as those completing from 1 to 30 credits. University of Phoenix Seniors are defined as those having completed more than 90 credits.
The results of the MAPP assessment as shown on the line graphs to follow indicate that...
•	University of Phoenix students as a group score as well as or at the same level (with no significant difference) as students at comparable institutions in the general education areas of critical thinking, reading, writing, and math.

•	University of Phoenix Seniors score significantly higher than their University of Phoenix Freshmen counterparts in all areas

•	University of Phoenix students who enter under an open-admissions policy in the undergraduate level, often start out with lower scores in the general education areas, but make gains that are comparable to students at other institutions.

MAPP-Institutional Comparisons All Students

			Specialized	Master’s Universities
	UPX	All Institutions	Institutions	& Colleges
Skill Set	n =1,966	n = 376,339	n = 17,567	n = 150,910
Critical Thinking	111.00	110.82	110.69	111.18
Reading	117.84	118.29	117.58	118.37
Writing	113.44	114.37	113.85	114.45
Mathematics	111.13	113.54	112.84	113.55
Humanities	115.64	114.67	114.27	114.82
Social Sciences	113.69	113.27	112.92	113.48
Natural Sciences	114.72	114.77	114.49	115.01
Specialized Institutions include schools of business and management; law; medicine; engineering and technology; art, music and design.
MAPP-Institutional Comparisons Seniors

		All Institutions	Specialized	Master’s Universities
	UPX Seniors	Seniors	Institutions Seniors	& Colleges
Skill Set	n =791	n = 127,679	n = 5,389	Seniors n = 48,433
Critical Thinking	112.13	112.09	111.83	112.08
Reading	119.27	119.72	119.40	119.81
Writing	114.47	115.21	114.89	115.37
Mathematics	112.65	114.43	114.06	114.58
Humanities	116.71	115.89	115.67	115.86
Social Sciences	114.58	114.50	114.33	114.48
Natural Sciences	115.95	115.82	115.53	115.94
Specialized Institutions include schools of business and management; law; medicine; engineering and technology; art, music and design.
MAPP-Institutional Comparisons Freshmen

	UPX	All Institutions	Specialized	Master’s Universities
	Freshmen	Freshmen	Institutions Freshmen	& Colleges
Skill Set	n =711	n = 25,931	n = 1,439	Freshmen n = 10,102
Critical Thinking	109.85	109.96	109.77	109.63
Reading	116.45	117.20	116.07	116.50
Writing	112.22	113.74	113.14	113.26
Mathematics	109.47	113.04	112.03	112.18
Humanities	114.45	113.79	113.35	113.27
Social Sciences	112.81	112.45	111.85	112.03
Natural Sciences	113.57	113.96	113.37	113.61
Specialized Institutions include schools of business and management; law; medicine; engineering and technology; art, music and design.

MAPP-University of Phoenix Freshmen vs. Seniors

	UPX Freshmen	UPX Seniors
Skill Set	n =711	n =791
Critical Thinking	109.85	112.13
Reading	116.45	119.27
Writing	112.22	114.47
Mathematics	109.47	112.65
Humanities	114.45	116.71
Social Sciences	112.81	114.58
Natural Sciences	113.57	115.95
The difference between all the means is statistically significant at an alpha level of 0.05.
The effect size (Cohen’s d) for the means is between 0.20 — 0.50.
As the following graph shows, UPX students enter with critical thinking scores a little lower than their counterparts at all institutions. However, by the time they reach their senior year, UPX students have mastered these skills at comparable levels to other students.
MAPP-Freshmen vs. Seniors — Critical Thinking Score Comparison
UPX students begin with a reading level skill scoring below students at all institutions in the US and at about the same level as students at master’s level institutions. When they graduate, UPX students’ reading skills have increased at rates comparable to their peers.
MAPP-Freshmen vs. Seniors — Reading Score Comparison

Students at the University of Phoenix spend a great deal of time writing assignments and communicating. As exemplified in the following graph, although UPX students enter with writing skills at a considerably lower level than students at other institutions, by the time they graduate, writing skill scores have risen to comparable levels as their peers at other institutions.
MAPP-Freshmen vs. Seniors — Writing Score Comparison
As an open-admissions institution at the undergraduate level, University of Phoenix accepts students with varying abilities in mathematics. As the graph below shows, this particular skill set for entering students is well below other institutions. By the time the students are seniors, the mathematics skills scores have risen significantly.
MAPP-Freshmen vs. Seniors — Mathematics Score Comparison

SAILS Standardized Assessment
The Standardized Assessment of Information Literacy Skills10 (SAILS) is a 40-item standardized, multiple-choice assessment designed to measure undergraduate students’ information literacy skills. More specifically, the SAILS program is used to assess the following skill sets:
•	Developing a Research Strategy

•	Selecting Finding Tools

•	Searching

•	Using Finding Tools Features

•	Retrieving Sources

•	Evaluating Sources

•	Documenting Sources

•	Understanding Economic, Legal, and Social Issues
The skills sets are based on the Association of College and Research Libraries’ (ACRL) Information Literacy Competency Standards for Higher Education: Standards, Performance Indicators, and Outcomes.11 The standards on which the SAILS assessment is based are as follows:
The information literate student...
•	Determines the nature and extent of information needed

•	Accesses needed information effectively and efficiently

•	Evaluates information and its sources critically and incorporates selected information into his or her knowledge base and value system

•	Understands many of the economic, legal, and social issues surrounding the use of information and accesses and uses information ethically and legally

*	ACRL Standard # 4 is not used by SAILS.
In December 2007 a total of 14,636 University of Phoenix undergraduate students were contacted via email and asked to take the SAILS assessment voluntarily. The invitation was sent to a group comprised of 5,256 associate degree students and 9,380 baccalaureate students. The latter group of students was selected at random from across all undergraduate academic programs. The associate degree-seeking students were randomly selected from the overall pool of Sophomores (those students who had completed between 31 and 60 credits) enrolled in the Associate of Arts in Business program. Due to the presence of email scanning devices on some student computers, not all the students received the email invitation to participate in the SAILS assessment. A total of 1,170 students completed the assessment, for a response rate of 7.99%.

The results were used to compare University of Phoenix students in a variety of ways. The first was to compare University of Phoenix students to other students at all institutions of higher education participating in the SAILS program. This included two-year community colleges, baccalaureate institutions, as well as master’s institutions.
The following results for the University of Phoenix students showed that they:
1.	Performed significantly better than students at all institutions on the following skills sets:
•	Searching

•	Evaluating Sources

•	Understanding Economic, Legal, and Social Issues
2.	Performed on a statistically equivalent basis as students at all institutions on the following skills sets:
•	Developing a Research Strategy

•	Selecting Finding Tools

•	Using Finding Tools Features

•	Retrieving Sources
3.	Performed significantly worse than students at all institutions on the following skills sets:
•	Documenting Sources
SAILS University of Phoenix Institutional Comparison
University of Phoenix and All institutions participating in the SAILS program

Skill Set	UPX	All Institutions
Note: significant difference between	n=1,170	n=39,640
means (p<0.0.5)	Mean Score	Mean Score
Developing a Research Strategy	580	582
Selecting Finding Tools	560	558
Searching	560	552
Using Finding Tools Features	640	637
Retrieving Sources	571	573
Evaluating Sources	605	589
Documenting Sources	574	590
Understanding Economic, Legal, and Social Issues	566	559

When compared to other students at other master’s institutions, University of Phoenix students:
1.	Performed significantly better than students at other master’s institutions on the following skills sets:
•	Searching

•	Evaluating Sources

•	Understanding Economic, Legal, and Social Issues
2.	Performed on a statistically equivalent basis as students at other master’s institutions on the following skills sets:
•	Developing a Research Strategy

•	Selecting Finding Tools

•	Using Finding Tools Features

•	Retrieving Sources
3.	Performed significantly worse than students at all institutions on the following skills sets:
•	None
SAILS University of Phoenix Institutional Comparison
University of Phoenix and Master’s institutions participating in the SAILS program

Skill Set	UPX	Master’s Institutions
Note: significant difference between	n=1,170	n=6,749
means (p<0.0.5)	Mean Score	Mean Score
Developing a Research Strategy	580	577
Selecting Finding Tools	560	556
Searching	560	549
Using Finding Tools Features	640	634
Retrieving Sources	571	572
Evaluating Sources	605	587
Documenting Sources	574	581
Understanding Economic, Legal and Social Issues	566	555
After comparisons to other institutions were completed, the information was used to compare University of Phoenix students to one another. In a comparison of entering Freshmen (those successfully completing from 1 to 30 credits) to those who were Seniors (those having successfully completed 90 or more credits) the data showed that the Seniors:

1.	Performed significantly better than Freshmen University of Phoenix students on the following skills sets:
•	Developing a Research Strategy

•	Selecting Finding Tools

•	Searching

•	Using Finding Tools Features

•	Retrieving Sources

•	Understanding Economic, Legal, and Social Issues
2	. Performed on a statistically equivalent basis as Freshmen University of Phoenix students on the following skills sets:
•	Evaluating Sources

•	Documenting Sources
3.	Performed statistically worse than Freshmen University of Phoenix students on the following skill sets:
•	None
SAILS University of Phoenix Internal Comparison
University of Phoenix Freshmen vs Seniors

Skill Set	Freshmen	Seniors
Note: significant difference between	n=113	n=315
means (p<0.0.5)	Mean Score	Mean Score
Developing a Research Strategy	559	594
Selecting Finding Tools	528	575
Searching	528	571
Using Finding Tools Features	612	659
Retrieving Sources	540	586
Evaluating Sources	588	614
Documenting Sources	556	590
Understanding Economic, Legal, and Social Issues	544	577
As an institution with significant student populations both in the physical classroom and online, University of Phoenix is well positioned to compare student performance in the two modalities. In this regard, two sample groups were identified. The first were the campus-based students who completed the majority of their courses (at least 75 percent) through the traditional venue of the physical classroom. The comparison group was made up of students who completed 100 percent of their courses through the online venue. The results were as follows:

1.	Students attending online performed significantly better than students attending on campus in the following skills sets:
•	Developing a Research Strategy
2.	Students attending online performed on a statistically equivalent basis as the students attending on campus in the following skills sets:
•	Selecting Finding Tools

•	Searching

•	Using Finding Tools Features

•	Retrieving Sources

•	Evaluating Sources

•	Documenting Sources

•	Understanding Economic, Legal, and Social Issues
3.	Online students performed significantly worse than campus students in the following skills sets:
•	None
SAILS University of Phoenix Modality Comparison
University of Phoenix On Campus students vs Online students

	On Campus students	Online students
Skill Set	1-25% courses online	100% online
Note: significant difference between	n= 353	n=634
means (p<0.0.5)	Mean Score	Mean Score
Developing a Research Strategy	569	586
Selecting Finding Tools	550	570
Searching	556	564
Using Finding Tools Features	635	643
Retrieving Sources	572	573
Evaluating Sources	594	610
Documenting Sources	569	581
Understanding Economic, Legal, and Social Issues	559	571
These findings are in accord with the “No Significant Difference Phenomenon” as cited by Thomas Russell in his 2001 book12 of the same name, with one exception. In the University of Phoenix SAILS comparison, students taking 100 percent of their courses online were able to develop a research strategy better than the campus based students, but in all other areas online and campus students were found to have equivalent skills.
As with all quantitative research, the analytic framework is limited. When interpreting the results of the SAILS Program research with the University of Phoenix students, it should be noted that the sample pool did not represent a pure random sample, and the small sample sizes in some response categories led to larger standard errors. The SAILS program allows institutions to self-select the institution type (e.g. bachelor’s, master’s, doctoral). Benchmark comparisons are based on these classifications, and some of the items in the assessment may not apply to University of Phoenix students.
Predictors of College Success
A number of predictors of student success (or lack thereof) in higher education have been researched over the years. Most national sources cite high school grades, most specifically the Grade Point Average (GPA), as a common forecaster. This is shown below.
High School GPA as Predictor of Degree Completion
High School Grades vs. USA Bachelor Completion
Data Source: Degree Attainment Rates at American Colleges and Universities, January, 2005.
The University of Phoenix has identified other predictors, one of the most salient of which is the number of transfer credits students enter the University with, as indicated in the graph below.
Transfer Credits vs. UPX Bachelor Completion Rate (%)
Data Source: UPX cohort 11/1998 to 3/2000.

Inclusion and reaching out to underserved populations are at the heart of the University’s Mission. The University of Phoenix admission requirements to the associate and baccalaureate programs are that students must have successfully completed high school or have earned a GED. Students are not required to have a minimum high school GPA and high school transcripts are not requested.
Students are excluded from traditional institutions for a number of reasons (financial, geographic, academic), all of which affect the completion rates at those institutions. Like their European cousins, many American institutions only admit the academic and financial elite. Students entering these universities not only have the requisite academic pedigree, few have risk factors identified as stumbling blocks to degree completion. The risk factors as identified by the Department of Education14 include the following:

R1	Enrolling part-time

R2	Delaying entry into postsecondary education after high school

R3	Not having a regular high school diploma

R4	Having children

R5	Being a single parent

R6	Being financially independent of parents

R7	Working full time while enrolled
At the University of Phoenix the majority of all students in the 2003 cohort studied and profiled below had risk factors 6 and 7. Further, increased risk factors are part of what defines non-traditional students. These increased risk factors — being parents, needing to enroll on a part-time basis, or not having a high school diploma — are some of the very reasons our students cite for enrolling in the University of Phoenix.
As shown in the graph below, University of Phoenix students with two risk factors completed at a rate of 55% as compared to students at institutions reported by the Department of Education who completed at a rate of 20%. As the risks increase in number, the completion rate for both sets of students decreases. The University of Phoenix students with three, four, and even five risk factors complete at higher rates than the national norm. Finally UPX students with six risk factors complete at a rate of 18%.
Number of Risk Factors vs. Bachelor Completion Rate
Note: Almost all UPX students in the 1998—2000 cohort studied had R6 and R7 risk factors because UPX required students at that time to be working and 23 years old.

Completion Rates
Using Department of Education-identified risk factors for student success, one might expect that the University of Phoenix would suffer low completion rates. In contrasting similar UPX and national cohorts, however, the results show that University of Phoenix students’ rate of degree completion is comparable with national completion rates.
All primary providers of postsecondary education15 in the United States must report data on enrollments, program completions, and graduation rates as well as other institutional information to the Department of Education for publication in the Integrated Postsecondary Education Data System or IPEDS.
The issue for institutions such as the University of Phoenix is that IPEDS data is calculated using “first-time students.” These are students who start at one institution and complete their entire degree at that same institution. That student is an anomaly at University of Phoenix. The University of Phoenix began as a degree-completion institution; an institution that students sought out to finish what they had started; an institution to which students who had accumulated varying degrees of college credits came to complete their major course of study. Until the advent of the associate degree program at the University, students with zero transfer credits were a rarity. Therefore, the completion rates reported to IPEDS differ from the completion rates calculated by using the true population of the University, most of whom do not fall within the IPEDS definition.
Those rates are reported below for the associate, baccalaureate, and graduate programs at the University of Phoenix and in the following table for the same groups on a national level. As stated previously, the University of Phoenix rates are comparable to the National Completion Rates as reported by the Office of Economic Development.
Completion Rates

Program Level	University of Phoenix	National
Associate	27%[1]	27	%*
Bachelor	38%[2]	43	%*
Graduate	60%[3]	61	%**

UPX Completion Rate shown higher here than on IPEDS.

IPEDS report first-time students only.

Majority of students in these cohorts had transfer credits and do not fall into IPEDS categorization.

1	Associate 2003 cohort — Closest available UPX data to IPEDS comparison data for Academic Year 2005

2	Bachelor 2000 cohort — Closest available UPX data to IPEDS comparison data for Academic Year 2005

3	Graduate 2003 cohorts- Closest available UPX data to IPEDS comparison data for Academic Year 2005

*	”College Graduation Rates 1947-2006”, Postsecondary Education Opportunity, Number 173, November 2006, www.postsecondary.org Rates shown: 2005

**	Data Sources: Master’s Degree Persistence and Attainment 1993-2003, Council of Graduate Schools,

www.csgnet.org Rates shown: 2003
These results validate the Mission of the University as an inclusive institution dedicated to serving high-risk students. We provide access to these students who, as a result of their studies and learning, go on to graduate with knowledge and skill levels comparable to or better than standard measures and at a completion rate that is comparable to the norm in American higher education.

     FINANCIAL ACCOUNTABILITY
In today’s highly politicized education environment, it is difficult to separate academic accountability from financial accountability. Institutions of higher learning vie not only for students but also for dollars. Taxpayers increasingly want to know where their money is going and how effective colleges are with their spending. The dramatic demographic shifts in the U.S. population—in which too few Americans participate and complete a higher education because they are under-funded and under-prepared—make it imperative that both the private for-profit and public non-profit sectors work to ensure that a college education is both available and affordable.
University of Phoenix, like many other open access institutions, is already wrestling with the meaning and impact of these demographic shifts. As we open our doors even wider to accommodate the growth we see in underserved students, it has been necessary to expand our investments into research and learning resources as well.
Reinvestment of Resources
The development of our online learning system, which began in 1989, has resulted in a scalable platform that allows us to make curriculum enhancements and changes in very short timeframes. In addition, as our assessment process helps us to identify where changes must be made in technology, curriculum or support systems, the University has learned to quickly identify and invest resources specifically targeted toward helping students achieve the learning outcomes. In this way we can “close the loop” on our assessment process in ways that affect the entire institution quickly and effectively.
For example, in 2000 the University began providing all course materials and textbooks, in electronic format via the Internet. This move is an essential and ongoing strategy to support students in the achievement of the Learning Goals by developing their abilities to access and organize electronic information, providing a means for collaboration, and introducing new learning tools that assist with critical thinking skills, communication, and professional competence. Key elements of this electronic resource system include ebooks, simulations, virtual organizations, writing and math support services, electronic portfolios, and a virtual library of more than 100 databases.
Currently, the University of Phoenix offers over 1,700 courses on campus and online. Almost all courses (1,683) are technologically enhanced, 255 of those courses use simulations, more than 400 courses direct students to the virtual organizations to solve problems, and approximately 100 courses utilize electronic portfolios. By providing electronic access to these materials, the University is in a position of being able to track usage and know if our students are accessing the learning tools and materials provided. 16
Student Tutorial Help (for month of February 2008)
•	475,000 papers processed through electronic writing tutor

•	309,000 papers processed through electronic plagiarism checker

•	5,283 papers processed through tutor review

•	1,400 math tutor sessions

•	1,650 students visited the Math Anxiety website

•	2,692 students took the ALEKS self-assessment test

University Electronic Library
•	100 licensed databases and 46,727 distinct publications

•	Global 24/7 access to the library

•	Over 3.5 million documents downloaded each month (~10 per student per month)

•	Interlibrary loan services and research guidance

•	International and multilanguage data bases available
Electronic Textbook Collection
•	More than 1,000 electronic textbooks available to Bachelor and Master students
The University of Phoenix National Research Center
Reinvestment in our students’ continued academic progress includes investments in research. In May 2008, the University announced the establishment of the University of Phoenix National Research Center (NRC) to drive continued significant and innovative research initiatives in teaching and learning among students, particularly non-traditional students, in higher education.
In support of its mission, the NRC will study and monitor developments in the field of higher education and how best to enhance the role played by University of Phoenix, particularly as it relates to innovative teaching and learning methods, educational technology, and issues of student achievement and retention, accountability, affordability, access and inclusion. The NRC will also work to enhance the University’s research agenda, facilitating, supporting, and promoting faculty and student research.17 As a leader in adult higher education, as well as in technologically-enhanced delivery of education, University of Phoenix seeks to enrich the literature in these areas by developing a repository of information and research opportunities that will inform continued research in learning models, learning styles, and especially in dealing with the next generations of learners.
Affordability
Affordability goes hand-in-hand with accountability. To fulfill our social agenda, we must be able to provide education that benefits both our students and the communities in which they live.
Affordability for students at University of Phoenix takes into account both direct and indirect costs. Tuition and fees are maintained in the mid-range nationally for private universities. Textbooks and materials are dramatically lower than average, due to our technological innovations and scale, which have enabled us to pass significant savings on to our students.
Affordability of a college education must also take into account the indirect costs of time to degree completion and the ability of students to continue working while enrolled. The University’s contemporary scheduling model plays a significant role in the affordability equation. That students can enroll sequentially and on a continuous basis, obtaining the courses they need almost any week of the year (rather than in standard semester terms), is no small factor in the success and the affordability for most UPX students.

Last but not least on the affordability and accountability spectrum is the public cost of a private sector education. We know what the cost of a public education is because it garners significant political and public debate both locally and nationally. What is not so well-known, however, is that a private sector institution such as the University of Phoenix actually pays back approximately $300 per student, when one calculates the difference in factors between tax-exempt status, tuition subsidies and various other forgone taxes. In an era marked by increasing tuition and decreasing state and federal funds for higher education, this becomes an essential element of financial accountability.
This information is encapsulated below with a set of related definitions and sources.

Net Cost To Taxpayers Per Student: “30,000 ft. View”
	Public	Not-For-Profit	For-Profit	UPX
Taxpayer Costs
Direct Government Support[2]	$11,197.22	$5,290.86	$271.79	$0.00
Student Loans — Interest Rate Subsidy[4]	$32.20	$80.58	$83.91	$110.45
Expected Future Loss Due to Loan Default[5]	$38.93	$77.38	$220.26	$298.51
Taxes Forgone on Investment Income of Endowments[6]	$109.23	$1,566.29	$0.00	$0.00
Taxes Forgone on Additions to Endowments[7]	$31.66	$81.79	$0.00	$0.00
Taxes Forgone on Gifts, Grants, and Contracts[8]	$223.79	$1,501.98	$0.00	$0.00
Taxes Forgone on Corporate Profits[9]	$2,172.48	$4,498.52	$0.00	$0.00
Sales & Other Taxes Forgone[10]	$113.23	$227.20	$0.00	$0.00
Total Costs	$13,918.75	$13,324.60	$575.96	$408.96
Taxpayer Credits
Tax on Corporate Profit[11]	$0.00	$0.00	$526.94	$696.57
Sales & Other Taxes[12]	$0.00	$0.00	$26.61	$35.18
Total Credits	$0.00	$0.00	$553.55	$731.75
Net Cost to Taxpayers	$13,918.75	$13,324.60	$22.41	-($322.79)
Research Expense[13]	$2,180.91	$4,064.66	$0.00	$0.00
Net Cost to Taxpayer With Research Expense Removed	$11,737.84	$9,259.94	$22.41	-($322.79)
Operational Definitions & Procedures for
Net Cost to Taxpayers Per Student: “30,000 ft. View”
November 2007
General Note: Unless otherwise noted the data tables referred to are from the IPEDS 2004/Spring Compendium Tables. This can be found at http://nces.ed.gov/das/library/tables_listings/Spring2005.asp
The data for 4-year and 2-year institutions were summed. Data from less-than-2-year institutions were not used.
1 — Number of Students — Full-Time Equivalent
The number of FTE students was drawn from:

•	IPEDS Table 17. Full-time equivalent enrollment at Title IV institutions, by student level and sector: United States, academic year 2003-04

•	The number of UPX students was an estimate drawn from the Apollo Group’s 2004 Annual Report
2 — Direct Government Support
Drawn from IPEDS Table 21. Revenues of Title IV institutions, by level of institution, accounting standards utilized, and source of funds: United States, fiscal year 2004. Line items include:
•	2-A — Public institutions using GASB standards
•	2-A-1 — Operating revenues — Grants and contracts
•	Federal (excludes FDSL loans)

•	State

•	Local
•	2-A-2 — Non-operating revenues

•	2-A-2-A — Appropriations
•	Federal

•	State

•	Local
•	2-A-2-B — Grants
•	Federal

•	State

•	Local
•	2 B — Public institutions using FASB standards
•	2-B-1 — Government grants and contracts
•	Federal

•	State

•	Local
•	2-B-2 — Government appropriations
•	Federal

•	State

•	Local
•	2 C — Private not-for-profit institutions
•	2-C-1 — Government grants and contracts
•	Federal

•	State

•	Local

•	2-C-2 — Government appropriations
•	Federal

•	State

•	Local
•	2-D — Private for-profit institutions — Government appropriations, grants, and contracts
•	Federal

•	State

•	Local
•	2-E — University of Phoenix — Not applicable
3 — Auxiliary Enterprises
Drawn from IPEDS Table 21. Revenues of Title IV institutions, by level of institution, accounting standards utilized, and source of funds: United States, fiscal year 2004. Revenues not coming from government or tuition. Line items include:
•	3-A — Public institutions using GASB standards
•	3-A-1 — Operating revenues
•	Sales and services of auxiliary enterprises after deducting discounts and allowances

•	Sales and services of hospitals

•	Independent operations

•	Other operating revenues
•	3-A-2 — Non-operating revenues
•	Other non-operating revenues

•	Other revenues and additions
•	3-B — Public institutions using FASB standards
•	Contributions from affiliated entities

•	Sales and services of educational activities

•	Sales and services of auxiliary enterprises

•	Hospital revenues

•	Independent operations revenues

•	Other revenues
•	3-C — Private not-for-profit institutions
•	Contributions from affiliated entities

•	Sales and services of educational activities

•	Sales and services of auxiliary enterprises

•	Hospital revenues

•	Independent operations revenues

•	Other revenues

•	3-D — Private for-profit institutions
•	Sales and services of educational activities

•	Sales and services of auxiliary enterprises

•	Other revenues
•	3-E — University of Phoenix — Not applicable
4 — Student Loans — Interest Rate Subsidy
Federally guaranteed student loans are currently available at a discounted rate of 6.8 percent which equates to approximately a 7.3 annual percentage rate. A similar, unsecured loan would have an interest rate in the range of 10 to 10.5 percent. The difference amounts to a federal subsidy for higher education that was estimated to be three percent. The size of the subsidy was estimated with a six-step process.
•	4-A — Number of first-year full-time students who received student loans was drawn from IPEDS Table 35. Types and average amount of financial aid received by full time, first-time undergraduates at title IV institutions, by sector of institution: United States, academic year 2003-04

•	4-B — Number of first-time, full-time undergraduates was calculated from data in IPEDS Table 4. Enrollment at title IV institutions, by gender, attendance status, control of institution, and student level: United States, fall 2004

•	4-C — Percentage of full-time, first-year students receiving student loans was calculated from this data. It was assumed that the percentage of students receiving loans was fairly constant for all students throughout their college careers. Therefore the number from step 4-A was divided by the number from stem 4-B. The number of UPX students receiving student loans was estimated directly from the fiscal 2004 Registration Survey data

•	4-D — Total number of students receiving loans. Calculated by multiplying percentage from step 4-C by total number of students from step 1

•	4-E — It was assumed that a certain percentage of students would default on these loans as itemized in Section 5 below. Therefore 3.5 percent of the public students, 2.8 percent of private not-for-profit students, 7.3 percent of the private for-profit students, and 7.5 percent of UPX students receiving loans were subtracted from the number of students

•	4-F — Estimated number of students who will repay loans. Calculated by subtracting number in step 4-E from number in step 4-D

•	4-G — The average loan size was estimated from IPEDS Table 35

•	4-H — Estimated loan amount outstanding. Calculated by multiplying the number from step 4-F by number in step 4-G. This was considered to be a very conservative estimate since the federal appropriation for student guaranteed loans for FY 2004 was approximately $48 billion

•	4-I — The total amount of loan money outstanding from step 4-H was multiplied by three percent to arrive at an estimate of the total federal student loan subsidy

5 — Expected Future Student Loan Losses Due to Default
•	5-A — The percentage of students who default on loans in 2004 was estimated from a table labeled, “Direct Loan and Federal Family Education Loan Programs” found in the http://www.ed.gov/offices/OSFAP/defaultmanagement/2004instates.html website. (ed. Website can be found by Google-ing, “Institutional Default Rate Comparison.”) The percentage of UPX students who default on student loans was estimated directly from company records

•	5-B — The amount of money lost to loan defaults was estimated by multiplying the estimated percentage of students who default times the total amount of loans outstanding by the average loan amount and divided by 1,000 to put the data in thousands of dollars
6 — Taxes Forgone on Endowments — Investment Income
•	6-A — Investment income gathered from IPEDS Table 21

•	6-B — The capital gains taxes not paid by public and not-for-profit institutions amounts to a federal subsidy for higher education. The amount of tax avoided was calculated by multiplying this amount by the current capital gains rate of 15 percent.
7 — Taxes Forgone on Additions to Endowments
Similarly contributions to the endowments of public and not-for-profit institutions avoid income taxes.
•	7-A — Additions to Endowment was a line item under Public institutions using GASB standards on IPEDS Table 21. It was noted that .6 percent of total revenues was added to the endowments

•	7-B — The other three types of institutions do not have this line item. Therefore it was assumed that approximately .6 percent of total revenue was added to the endowments

•	7-C — From this figure the total amount of income tax avoided was estimated using a 30 percent tax rate
8 — Taxes Forgone on Gifts, Grants, and Contracts
Gifts, grants, and contracts received by public and not-for-profit institutions have tax consequences for the donors. The income taxes avoided was estimated to be 30 percent. Capital appropriations for public institutions was assumed to be of no cost to the tax payers since one asset, cash, is being transferred into another asset of equal value such as a building or infrastructures.
9 — Taxes Forgone on Corporate Profits
The Apollo Group paid approximately 9.9 percent of its total revenue in income taxes. A similar percentage was applied to public and non-for-profit schools to estimate the taxes these institutions avoided. Total revenue data was gathered from IPEDS Table 21.
10 — Sales and Other Taxes Forgone
Similarly, Apollo Group company records estimated that .5 percent of total revenue was paid for sales and use taxes, personal property taxes, and real property taxes. This was an extremely conservative estimate because it was calculated only from supplier invoices that itemized the amount of taxes paid. This percentage (.5%) was applied to the total revenues of public and not-for-profit schools as an estimate of the additional taxes avoided.
11 — Tax on Corporate Profits
Corporate taxes paid by for-profit institutions was estimated from total revenue (IPEDS Table 21 and Apollo Group 2004 Annual Report) at a rate of 9.9 percent.
12 — Sales and Other Taxes
Sales and other taxes paid by for-profit institutions was estimated from total revenue (IPEDS Table 21 and Apollo Group 2004 Annual Report) at a rate of .5 percent.
13 — Research Expense
The amount of money spent on research activities was drawn from IPEDS Table 23. Expenses of Title IV institutions, by level of institution, accounting standards utilized, and type of expense: United States, fiscal year 2004.
Endnotes
1 http://www.policyanalyst.com/articles/education/000002.htm
2 Spellings Report, page 11, http://www.ed.gov/about/bdscomm/list/hiedfuture/reports/0809-draft.pdf
3 http://nces.ed.gov/programs/digest/d07/tables/dt07_317.asp
4 www.yale.edu/ynhti/pubs/A16/reich.html
5 https://www.noellevitz.com/About+Us
6 2007 National Research Report, https://www.noellevitz.com/NR/rdonlyres/CB7710B8-C2B9-4F93-99D6-BEBEEC9488F4/0/2007NationalStudentSatisfactionReport.pdf
7 Kara, Ali. Penn State University — York Campus, DeShields, Oscar W., Jr., California State University, Northridge. “Business Student Satisfaction, Intentions and Retention in Higher Education: An Empirical Investigation. Fall 2004. http://www.elmar-list.org/MEQ_Vol_3/student_satisfaction.pdf
8 www.ets.org
9 MAPP User’s Guide, Draft 2007
10 www.projectsails.org/sails/aboutsails.php
11 http://www.ala.org/ala/acrl/acrlstandards/standards.pdf
12 http://nosignificantdifference.wcet.info/faq.asp
13 Degree Attainment Rates at American Colleges and Universities, Revised Edition, January 2005, University of California, Los Angeles
14 National Center for Educational Statistics, http://nces.ed.gov/das/epubs/showTable.asp?pubNumber=19&tableNumber=C&dir=2002168
15 According to their website (http://nces.ed.gov/IPEDS/about/#box1), “IPEDS defines postsecondary education as a formal program designed primarily for students beyond the ‘compulsory’ high school age. This includes programs whose purpose is academic, vocational, or continuing professional education, and excludes avocational and adult basic education programs.”
16 Numbers provided by University of Phoenix, Department of Curriculum Design and Development
17 University of Phoenix Press Release May 6, 2008 http://www.upxnewsroom.com/news/

University of Phoenix Administrative Officers

Name	Position
Dr. William J. Pepicello	President
Dr. Russ Paden	Vice President, Academic Operations
Tandy Elisala-Wiest	Vice President, University Services
Mark Alexander	Vice President, Instructional Design and Development
Dr. Adam Honea	Provost/Senior Vice President/Dean, College of Information Systems and Technology
Dr. Thomas Leman	Dean, College of Arts and Sciences
Dr. Marla LaRue	Dean, College of Education
Dr. Gil Linne	Dean, College of Health and Human Services
Dr. Doug Beckwith	Dean, Axia College
Dr. Freda Hartman	Dean, College of Undergraduate Business and Management
Dr. Brian Lindquist	Dean, College of Graduate Business and Management
Dr. Dawn Iwamoto	Dean, School of Advanced Studies
Dr. Jorge Klor de Alva	Senior Vice President, Academic Excellence
Dr. David Breneman	National Research Center Advisory Board Member
Carol Aslanian	National Research Center Advisory Board Member
Patrick Callan	National Research Center Advisory Board Member

phoenix.edu

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AcademicQualityReport_cover.pdf